GREENLITE VENTURES INC.
Suite 201, 810 Peace Portal Drive
Blaine, WA 98230

March 27, 2012

TO:	ADVANTAG AG
Attention: Raik Oliver Heinzelmann
Glockengasse 5
D-47608 Geldern
Germany

AND TO:	RAIK OLIVER HEINZELMANN (the “Principal Shareholder”)

Dear Sirs/Mesdames:

Re:	Acquisition by Greenlite Ventures Inc. (“Greenlite”) of Advantag AG (“Advantag”)

This letter of intent confirms the terms upon which Greenlite proposes to acquire Advantag. The purpose of this letter of intent is to set forth basic terms and conditions of such a transaction, not to cover all of the issues related to the transaction. Completion of Greenlite’s acquisition of Advantag is subject to Greenlite completing due diligence of Advantag, satisfaction of conditions set out below and the parties entering into a formal binding agreement.

Except for those provisions of this letter of intent dealing with non-disclosure, confidentiality of information and exclusive negotiating rights, the provisions of this letter of intent shall not be read as creating any binding obligations on Greenlite or Advantag.

1.	Representations of Advantag and the Principal Shareholders. Advantag and the Principal Shareholder have represented to Greenlite as follows:

	(a)	Advantag is a company incorporated under the laws of Germany and is in good standing under the laws of its jurisdiction of incorporation;

(b)

Advantag’s authorized capital consists of 50,000 equity shares, with a par value of EUR 1.00 per share, of which 50,000 equity shares are issued and outstanding. The board of Advantag has applied to increase their capital and have received subscriptions from investors totaling EUR 157,200 as of December 31, 2011 (the “Subscribers”). There are no other classes of shares or other securities of Advantag outstanding and except for the Subscribers, no person has any option or right to acquire any unissued shares of Advantag;

	(c)	The Principal Shareholder holds 50,000 equity shares representing 100% of the issued and outstanding equity shares of Advantag;

	(d)	All shares of Advantag issued and outstanding have been duly and properly issued in compliance with all applicable corporate and other laws;

(e)

Advantag’s financial statements for the years ended December 31, 2010 and 2011 and for the two months ended February 29, 2012 as delivered to Greenlite, present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Advantag as at the date thereof and there has been no material change in the assets and liabilities since that date;

	(f)	Advantag is engaged in the business of marketing and trading carbon credits (the “Business”); and

(g)

Advantag is a member of a number of carbon exchanges, including the Green Market Exchange of the Bavarian Exchange in Munich, Climex in the Netherlands, the KBB Bratislava and the Carbon Trade Exchange in London/Melbourne.

2.	Representations of Greenlite. Greenlite represents as follows:

	(a)	Greenlite is a company incorporated under the laws of Nevada and is in good standing under the laws of its jurisdiction of incorporation;

	(b)	Greenlite is a reporting company under the United States Securities Exchange Act of 1934 (the “Act”) and is in good standing with respect to its filings under the Act;

	(c)	Greenlite’s authorized capital consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, of which 24,616,666 shares of common stock are issued and outstanding;

	(d)	The shares of common stock of Greenlite are quoted on the OTC Bulletin Board; and

	(e)	There has been no material change in the affairs of Greenlite since its most recent filings in Form 10-K and Form 10-Q under the Act, except as may be disclosed in any Form 8- K filed under the Act.

3.

Purchase of Advantag. It is our intention that Greenlite will acquire all of the issued and outstanding shares of Advantag (the “Acquisition”). The consideration for the acquisition shall be the issuance by Greenlite to the shareholders of Advantag at closing such number of shares of Greenlite as shall be equal to 60% of the shares of Greenlite then outstanding. Of the shares to be issued to the Advantag shareholders, 25% shall be free of restrictions other than those imposed by securities laws. The balance of 75% of the shares to be issued to the Advantag shareholders shall be held in escrow to be released on the basis of one share for each EUR 2 of carbon credit sales calculated based on the formula presently used on the financial statements of Advantag releases to be made annually at fiscal year end. Any shares not released in five years shall be returned to the treasury of Greenlite for cancellation. The shareholders of Advantag will be entitled to vote the shares while in escrow.

4.	Directors. At Closing, a majority of directors of Greenlite will resign and will be replaced by persons nominated by Advantag.

5.	Conditions. The obligations of the parties to complete the Acquisition shall be subject to customary conditions including:

	(a)	All the representatives of the parties shall be true and accurate at closing as if they were made immediately prior to closing;

(b)

Advantag shall have provided to Greenlite prior to or on closing such financial statements as are required by Article 8.01 of Regulation S-X of the United States Securities and Exchange Commission in order to permit Greenlite to make the United States Securities and Exchange Commission filings required in respect of the Acquisition; and

(c)

Advantag shall have provided to Greenlite such information as is necessary to satisfy Greenlite and its counsel that the Acquisition may be completed in reliance of exemptions from applicable federal and state or foreign securities laws;

	(d)	Greenlite will have cash available for investment in Advantag’s business not less than USD$500,000 and no significant liabilities; and

	(e)	The Subscribers for shares in Advantag will have agreed to accept shares of Greenlite on the basis set out in paragraph 3.

6.

Formal Agreement. The parties shall take such steps as may be necessary and use their best efforts to prepare and execute a formal agreement as soon as possible, but in any event not later than April 10, 2012. During this period, the parties will cooperate with each other and provide such documentation or information as may be necessary to permit the parties to complete reasonable due diligence with respect to the proposed Acquisition.

7.	Full Disclosure. Advantag shall disclose to Greenlite any and all material adverse conditions or potential adverse conditions currently known about that could affect the business in a negative matter.

8.

Exclusivity. In consideration of the undertaking by Greenlite of the costs and expenses in conducting due diligence and continuing negotiations, Advantag agrees that, during the term of this letter of intent, it will not seek or solicit, or engage anyone to seek or solicit, other suitors for a merger or purchase of Advantag, will not make available to other potential suitors information concerning itself, and will maintain confidentiality about the transaction contemplated by this letter of intent, except to the extent the disclosure is required by applicable law or is made to advisors on a “need to know” basis.

9.

Counterparts. This letter of intent may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same letter of intent.

If the foregoing is in accordance with your understanding of our intentions, please sign where indicated below and this will serve as a letter of intent to govern our relationship pending completion of a formal agreement.

Yours truly,

GREENLITE VENTURES INC.

Per:	/s/ Howard Thomson
Howard Thomson, President

Agreed and accepted as of the 27th day of March, 2012.

ADVANTAG AG

Per:	/s/ Raik Oliver Heinzelmann	/s/ Raik Oliver Heinzelmann
	Raik Oliver Heinzelmann,	Raik Oliver Heinzelmann,
	Authorized Signatory	Principal Shareholder